Exhibit 10.10

FORM OF

STRATEGIC SERVICES AGREEMENT

This STRATEGIC SERVICES AGREEMENT (this “Agreement”) is made as of                 , 2021 (the “Effective Date”), by and between CEA Space Holdings I LLC, a Delaware limited liability company (the “Sponsor”), and Robby Sussman (the “Strategic Consultant”). The Sponsor and Strategic Consultant are sometimes hereinafter referred to singly as the “Party” and collectively as the “Parties.”

WHEREAS, the Strategic Consultant is being appointed by the Sponsor to perform, for the benefit of Sponsor, certain professional services, to CEA Space Partners I Corp. (the “Corporation”) on the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Services. The Strategic Consultant shall render, and shall devote such time as is reasonably necessary to perform, professional services including serving as Chief Financial Officer of the Corporation and such other services as the Sponsor or the Corporation may reasonably request and which are related to such services as Chief Financial Officer(the “Services”).

2.    Term. The term of the Agreement (the “Term”) shall commence on the Effective Date and shall continue until the date that the Corporation consummates its initial Business Combination (as such term is defined in the Amended and Restated Certificate of Incorporation of the Corporation) , unless earlier terminated by either Party pursuant to Section 3 below or extended by mutual agreement of the Parties.

3.    Termination.

(a)	This Agreement shall terminate automatically upon the death of Strategic Consultant.

(b)

The Sponsor or the Strategic Consultant may terminate this Agreement by giving 30 days’ prior written notice to the other Party (a “Voluntary Termination”); provided that either Party may terminate this Agreement immediately upon written notice to the other Party in the event of a material breach of this Agreement by such other Party. Upon such Voluntary Termination, the obligations of both Parties shall come to an end (except those obligations that expressly survive the termination of this Agreement) and the Strategic Consultant shall immediately hand over to the Corporation or the Sponsor, as applicable, all documents, papers, data, confidential information or any other information obtained during the course of the Agreement and shall fully co-operate with the Corporation and the Sponsor to ensure a smooth and orderly transition of information, data and records to the Corporation and the Sponsor.

(c)

In the event either Party breaches a material provision hereof (“Cause”), the non-breaching Party shall give the other Party notice of such Cause. If the Cause is remedied within ten (10) days after the issuance of the notice, the notice shall be null and void. If such Cause is not remedied within the specified period, the Party giving notice shall have the right to terminate this Agreement upon expiration of such remedy period.

(d)

In the event of (i) a Voluntary Termination by the Strategic Consultant, (ii) a termination by Sponsor for Cause by the Strategic Consultant, or (iii) a termination due to the death of Strategic Consultant, the Sponsor shall be relieved of any obligation to pay to the Strategic Consultant additional payments of the Retainer except to the extent relating to Services which have been performed prior to the date of such termination.

(e)	In the event of any other termination of this Agreement, the Retainer shall remain payable upon the terms set forth in this Agreement.

4.    Relationship. The Strategic Consultant shall perform the Services as an independent contractor. Except as specifically set forth herein, nothing contained in this Agreement shall be construed as creating a contract of employment or fiduciary relationship or partnership among the Parties. This Agreement does not authorize the Parties to assume, create or undertake any obligation of any kind expressed or implied, on behalf of or in the name of any of the other Party without express written consent.

5.    Compliance with Laws. The Strategic Consultant shall perform the Services in compliance with all applicable federal, state and local laws.

6.    Taxes and Insurance.

(a)

All compensation to the Strategic Consultant shall be subject to applicable United States federal, state and local taxes, including, without limitation, income, payroll, FICA and other taxes or withholding obligations, and the payment of all such taxes shall be the sole responsibility of Strategic Consultant shall be Social Security.

(b)

Sponsor shall use its best efforts to cause the Corporation to maintain commercially reasonable policies of errors and omissions, directors and officers, and general liability insurance covering the actions of the Strategic Consultant while acting on behalf of the Corporation.

(c)

Except as provided in clause (b) above, the Strategic Consultant shall be solely responsible for obtaining medical, accident and insurance policies and the Sponsor shall not have any obligation or liability with respect to any expenses incurred by the Strategic Consultant relating to the above-referred risks.

7.    Compensation.

(a)

Commencing on                 , 2021 and through the end of the Term, the Sponsor shall pay to the Strategic Consultant the sum of $200,000 (the “Retainer”), in monthly installments of $11,111.11 on the first business day of each month, for the Strategic

Consultant’s provision of the Services, which retainer shall be retained by the Strategic Consultant; provided, however, that (b) if the Term is ended by a Business Combination Termination or a Voluntary Termination by Sponsor or Termination for Cause by Strategic Consultant, the Sponsor shall promptly pay to the Strategic Consultant the unpaid balance of the Retainer (but no later than 15 days following the termination date) and (b) if the Term is ended either by a Voluntary Termination by the Strategic Consultant or by a Termination for Cause by the Sponsor, no further payments on the Retainer shall be due or payable. This provision shall survive termination of this Agreement.

(b)

The Sponsor or its designee will reimburse the Strategic Consultant for any business expenses, including pre-approved travel-related expenses, incurred in connection with the provision of the Services, in accordance with the Sponsor’s standard policies and procedures in effect from time to time and subject to the provisions of clause (c) below.

(c)

No later than the seventh (7th) day of each month, the Strategic Consultant shall deliver to the Sponsor and any designee of the Sponsor an itemized list of out-of-pocket expenses actually incurred on behalf of the Sponsor in connection with the Services, for which the Strategic Consultant is seeking reimbursement, in a form and with such documentation as may be reasonably satisfactory to the Sponsor. Strategic Consultant acknowledges and agrees that the Sponsor will not reimburse amounts violating the Corporation’s policies for reimbursement (as determined by the review of the Audit Committee of the board of directors of the Corporation) or otherwise constituting a finder’s fee, consulting fee or other compensation (other than the Retainer) relating to services by Sponsor, or the officers, directors of the Corporation or Sponsor, or any of their respective affiliates. The Sponsor shall pay such invoices within 30 days of receipt, subject to such review by the Corporation. The Sponsor shall have no obligation to pay an invoice that is not received within 30 days of the end of the month in which such expenses were actually incurred.

(d)

In addition to the foregoing, pursuant to a Unit Award Agreement with the Sponsor as of the Effective Date, the Strategic Consultant has received a grant of a membership interest in the Sponsor, subject to the terms and conditions contained therein.

8.    Confidentiality. During the Term and thereafter at all times, except as required by law or legal process, the Strategic Consultant shall keep strictly confidential all non-public information regarding the Corporation, the Sponsor and its affiliates, their business, including information regarding any transactions or proposed transactions, records and information received by the Strategic Consultant from the Sponsor and/or developed or prepared by the Strategic Consultant or his or her staff or sub-contractors, if any, pursuant to this Agreement. Strategic Consultant will sign a confidentiality agreement before commencing on any assignment if desired by the Corporation or the Sponsor. Strategic Consultant may disclose confidential non-public information to its professional advisors that are bound by confidentiality obligations not materially less restrictive than those owed by Strategic Consultant in connection with their advice or services to him.

9.    Performance. Failure on part of the Sponsor, at any time, to require performance of any provisions of the obligations of the Strategic Consultant set forth in this Agreement, shall not affect the right to require full performance thereof at any time thereafter.

10.    Engagement. This Agreement is executed based on the individual professional expertise of the Strategic Consultant and the Strategic Consultant agrees not to assign this Agreement or any rights or obligations hereunder, to any third party without prior written consent of the Sponsor.

11.    Amendment. No modification, deletion, amendment or variation of any term or provision of this Agreement shall be of any force or effect, unless stated in writing and signed by the Parties, or in case of a waiver, signed by the party granting the waiver. No verbal agreement or understanding or conduct of any nature relating to the subject matter hereof shall be considered valid and enforceable.

12.    Other Obligations. The Strategic Consultant represents and warrants to the Sponsor that he or she currently is under no contract or agreement, nor has the Strategic Consultant previously executed any documents whatsoever with any other person, firm, association, or corporation that will, in any manner, prevent the Strategic Consultant from providing the services contemplated under this Agreement.

13.    Indemnity. Sponsor shall indemnify, defend, and hold Strategic Consultant at its own expense, from and against any and all losses, liability, obligations, damages, third-party claims, demands, causes of action, costs and expenses of whatever form or nature (each a “Claim” and collectively, “Claims”), including reasonable outside attorney’s fees and other costs of legal defense, arising out of or related to Strategic Consultant’s services or relationship with the Sponsor or the Corporation, excluding any Claims that are the direct result of Strategic Consultant’s fraud, willful misconduct or gross negligence or any Claims the indemnification of would violate applicable law. The Sponsor may not, without the Strategic Consultant’s prior written consent, settle or compromise any Claim or consent to the entry of any judgment regarding unless such settlement, compromise or consent: (X) includes an unconditional release of Strategic Consultant; (Y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of Strategic Consultant; and (Z) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) relating to Strategic Consultant. This paragraph 13 shall survive termination of this Agreement.

14.    Miscellaneous.

(a)

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the Strategic Consultant’s engagement by the Sponsor, and the other subject matters contained herein, expressly superseding all prior written, oral or implied agreements and understandings.

(b)

Waiver. The waiver by any party of any breach of any covenant or condition of this Agreement shall not be construed as a waiver of any subsequent breach of such covenant or condition or of the breach of any other restrictive covenant or condition contained in this Agreement.

(c)

Headings. Any section or paragraph title or caption contained in this Agreement is for convenience only, and in no way defines, limits or describes the scope or intent of this Agreement or any of the provisions hereof.

(d)

Successors. The Sponsor may assign the rights and benefits given to it in this Agreement. This Agreement shall also survive any sale of assets, merger, consolidation, or other change in the corporate structure of the Sponsor. The duties of the Strategic Consultant hereunder are personal in nature and, therefore, may not be assigned.

(e)

Severability. If any term, condition, or provision of this Agreement shall be found to be illegal or unenforceable for any reason, such provision shall be modified or deleted so as to make the balance of this Agreement, as modified, valid and enforceable to the fullest extent permitted by applicable law.

(f)	Amendment or Modifications. This agreement shall not be amended, revoked, altered or modified in whole or in part, except by an agreement in writing signed by the parties.

(g)	Governing Law. All questions relating to the interpretation, performance or breach of this Agreement shall be governed by the law of the State of Delaware.

(h)	Construction. This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

(i)

Knowledge of Rights and Duties. The parties have carefully reviewed and completely read all of the provisions of this Agreement and understand and have been advised that they should consult with their own legal counsel for any and all explanations of their rights, duties, obligations and responsibilities hereunder.

(j)	Survival. The provisions of Sections 3 through 14 of this Agreement shall survive the termination or expiration, for any reason, of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CEA SPACE HOLDINGS I, LLC By: CEA Space Partners I LLC, its manager

By:
Name:	J. Patrick Michaels, Jr.
Its:	President

STRATEGIC CONSULTANT:

Name:	Robby Sussman

[Signature Page to Strategic Services Agreement]